UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2012

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

J. C. Penney Company, Inc. (the “Company”) issued an earnings press release on May 15, 2012 announcing its 2012 first quarter results of operations and financial condition. This information is attached as Exhibit 99.1.

The press release and accompanying schedules provide certain information regarding (i) adjusted gross margin, (ii) adjusted operating income/(loss), (iii) adjusted net income/(loss), (iv) adjusted earnings/(loss) per share - diluted and (v) free cash flow, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. A reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is included with the release.

We define (i) adjusted gross margin as gross margin excluding the impact of markdowns related to the alignment of inventory with the Company’s new strategy, (ii) adjusted operating income/(loss) as operating income/(loss) excluding the impact of markdowns related to the alignment of inventory with the Company’s new strategy, restructuring and management transition charges and the non-cash impact of the qualified pension expense, (iii) adjusted net income/(loss) as net income/(loss) excluding the impact of the after-tax markdowns related to the alignment of inventory with the Company’s new strategy, the after-tax restructuring and management transition charges and the after-tax non-cash impact of the qualified pension expense and (iv) adjusted earnings/(loss) per share - diluted as earnings/(loss) per share - diluted excluding the impact of the after-tax markdowns related to the alignment of inventory with the Company’s new strategy, the after-tax restructuring and management transition charges and the after-tax non-cash impact of the qualified pension expense.  We believe that the presentation of these non-GAAP financial measures, which our management relies on to assess our operating results, is useful in order to better understand the operating performance of our core business, provide enhanced visibility into our selling, general and administrative expense structure and to facilitate the comparison of our results to the results of our peer companies.

We define free cash flow as cash flows from operating activities excluding discretionary cash contributions to the Company’s primary pension plan, less capital expenditures and dividends paid, plus proceeds from the sale of assets.  Adjustments to exclude discretionary pension plan contributions are more indicative of the Company’s ability to generate cash flows from operating activities.  We believe discretionary pension plan contributions are more reflective of financing transactions to pay-down off-balance sheet debt relating to the pension liability.  In addition, we believe that free cash flow is a relevant indicator of our ability to repay maturing debt, both on and off-balance sheet, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions.

We believe it is important to view each of these non-GAAP financial measures in addition to, rather than as a substitute for, the GAAP measures of gross margin, operating income/(loss), net income/(loss), earnings/(loss) per share - diluted, and cash flows from operating activities, respectively.

Item 8.01         Other Events.

The Company announced today that it will discontinue the $0.20 per share quarterly dividend.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibit 99.1	J. C. Penney Company, Inc. News Release issued May 15, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:  /s/ Janet Dhillon
      Janet Dhillon
Executive Vice President,
General Counsel and Secretary

Date:  May 15, 2012

EXHIBIT INDEX

Exhibit Number                           Description

99.1                                  J. C. Penney Company, Inc. News Release issued May 15, 2012